UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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(Name of Registrant As Specified In Its Charter)

KORN/FERRY INTERNATIONAL

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1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

August 4, 2005

Dear Stockholders:

It is my pleasure to invite you to attend the 2005 Annual Meeting of Stockholders of Korn/Ferry International. The Annual Meeting will be held on Tuesday, September 13, 2005 at 10:00 a.m. at the Park Hyatt Hotel in Century City located at 2151 Avenue of the Stars, Los Angeles, California 90067.

At the Annual Meeting we will discuss the items of business discussed in the attached notice and give a report on our business operations.

We are delighted that you have chosen to invest in Korn/Ferry International and hope that, whether or not you attend the meeting, you will vote as soon as possible by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Your vote is important, and voting by written proxy will ensure your representation at the Annual Meeting. You may revoke your proxy in accordance with the procedures described in the proxy statement at any time prior to the time it is voted. If you attend the meeting, you may vote in person even if you previously mailed your proxy card.

Sincerely,

Paul C. Reilly
Chairman of the Board and Chief Executive Officer

1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

NOTICE OF ANNUAL MEETING

To Be Held On September 13, 2005

To the Stockholders:

On Tuesday, September 13, 2005, Korn/Ferry International (the “Company”) will hold its 2005 Annual Meeting of Stockholders at the Park Hyatt Hotel in Century City located at 2151 Avenue of the Stars, Los Angeles, California 90067. The meeting will begin at 10:00 a.m.

Only stockholders who owned our common stock or 7.5% Convertible Series A Preferred Stock and 7.5% Convertible Subordinated Notes Due 2010 at the close of business on the record date of July 19, 2005 can vote at this meeting or any adjournments that may take place. The purposes of the Annual Meeting are to:

1.	Elect three directors to serve on the Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as independent auditors for the Company’s 2006 fiscal year; and

3.	Transact any other business properly presented at the meeting.

The Board of Directors recommends that you vote “FOR” the approval of each of the two proposals outlined in the Proxy Statement accompanying this notice.

A quorum comprised of the holders of a majority of the outstanding shares of our common stock (including those shares of common stock issuable upon conversion of our 7.5% Convertible Series A Preferred Stock and 7.5% Convertible Subordinated Notes Due 2010) on the record date must be present or represented for the transaction of business at the meeting. Accordingly, it is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time prior to the time it is voted by (1) notifying the Corporate Secretary in writing; (2) returning a later-dated proxy card; or (3) attending the meeting and voting in person.

This proxy statement is first being mailed to our stockholders on or about August 4, 2005. Please read the proxy materials carefully. Your vote is important and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and General Counsel

August 4, 2005

Los Angeles, California

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	Q: Why am I receiving this proxy statement and the other enclosed materials?

A:	The Board is providing these materials to you in connection with, and soliciting proxies for use at, our 2005 Annual Meeting of Stockholders, which will take place on September 13, 2005. As a stockholder on the record date, you are invited to attend the Annual Meeting and you are requested to vote on each of the proposals described in this proxy statement. You do not need to attend the Annual Meeting to vote your shares.

2.	Q: What information is included in this mailing?

A:	The information included in this proxy statement relates to, among other things, the proposals to be voted on at the Annual Meeting, the voting process and the compensation of the Company’s directors and executive officers.

3.	Q: What proposals will be voted on at the Annual Meeting?

A:	(1) The election of directors to serve on the Board;

(2)	The ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the Company’s 2006 fiscal year.

4.	Q: How does the Board recommend I vote on each of the proposals?

A:	The Board recommends that you vote your shares “FOR” all of its nominees to the Board and “FOR” the ratification of the appointment of the independent auditors.

5.	Q: Who is entitled to vote at the Annual Meeting?

A:	Holders of the Company’s common stock and the Company’s 7.5% Convertible Series A Preferred Stock as of the record date, which is the close of business on July 19, 2005, are entitled to vote at the Annual Meeting.

6.	Q: How many votes are provided to each share of common stock?

A:	Each share of the common stock of the Company outstanding as of the record date is entitled to one vote. Holders of the Company’s 7.5% Convertible Series A Preferred Stock on the record date shall be entitled to cast such number of votes as such holders would be entitled to cast if the Company’s 7.5% Convertible Series A Preferred Stock and the Company’s 7.5% Convertible Subordinated Notes Due 2010 were converted into common stock as of the record date. As of the record date on July 19, 2005, 40,440,305 shares of the common stock of the Company were issued and outstanding and 5,150,776 shares of the common stock of the Company were issuable upon conversion of the Company’s 7.5% Convertible Series A Preferred Stock and the Company’s 7.5% Convertible Subordinated Notes Due 2010.

7.	Q: How do I vote?

A:	You can vote either by completing, signing and dating each proxy card you received and returning it in the envelope provided or by attending the Annual Meeting and voting in person. Once you have submitted your proxy, you have the right to revoke your proxy at any time before it is voted by:

(1)	notifying the Corporate Secretary in writing;

(2)	returning a later-dated proxy card; or

(3)	attending the Annual Meeting and voting in person.

8.	Q: Who will count the votes?

A:	Representatives of Mellon Investor Services will count the votes and act as the inspector of election at the Annual Meeting.

9.	Q: What does it mean if I receive more than one proxy card?

A:	It means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

10.	Q: What shares are covered by the enclosed proxy card(s)?

A:	The shares on the enclosed proxy card(s) represent all shares owned by you as of the record date. These shares include shares (1) held directly in your name as the “stockholder of record” and (2) held for you as the “beneficial owner” through a stockbroker, bank or other nominee. If you do not return your proxy card(s) with respect to these shares, your shares may not be voted. If you own shares that are held in our 401(k) plan, you will receive a proxy card for those shares also. While the trustees of the 401(k) plan will vote those shares, you are requested to return that proxy card to advise the trustees of your wishes with respect to the matters to be voted on.

11.	Q: What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

A:	Those terms refer to the following. You are a:

“Stockholder of record”, if your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services. You are considered, with respect to those shares, to be the stockholder of record, and these proxy materials have been sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

“Beneficial owner”, if your shares are held in a stock brokerage account, including an Individual Retirement Account, or by a bank or other nominee. If you are considered to be the beneficial owner of shares held in “street name”, these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote (your broker or nominee has enclosed a voting instruction card for you to use) and you are invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting.

12.	Q: What if a beneficial owner does not provide the stockholder of record with voting instructions for a particular proposal?

A:	If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non-votes,” as described below, with respect to that proposal.

13.	Q: What are “broker non-votes”?

A:	“Broker non-votes” are shares held by a broker or nominee with respect to which the broker or nominee does not have discretionary power to vote on a particular proposal or with respect to which instructions were never received from the beneficial owner. Shares which constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting, even though the same shares will be considered present for quorum purposes and may be entitled to vote on other proposals.

14.	Q: How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal No. 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you sign your proxy card or broker voting instruction card without voting “FOR,” “AGAINST” or “ABSTAIN” for any of the proposals, your shares will be voted in accordance with the recommendations of the Board. With respect to Proposal No. 2, abstentions will be equivalent to “AGAINST” votes, while broker non-votes will be disregarded and will have no effect on the approval or rejection of the proposals.

15.	Q: What is the voting requirement to approve each proposal?

A:	In order to conduct business at the Annual Meeting, a “quorum,” as described below, must be established. In the election of directors, the Board’s nominees will become directors so long as they receive a plurality of “FOR” votes; however, if any additional nominees for director are properly brought before the stockholders for consideration, only the nominees who receive the highest number of “FOR” votes will become directors. Approval of Proposal No. 2 will require affirmative “FOR” votes from a majority of those shares present (either in person or by proxy) and entitled to vote at the Annual Meeting.

16.	Q: What is a “quorum”?

A:	A “quorum” is a majority in voting power of the outstanding shares of common stock entitled to vote (including those shares of common stock issuable upon conversion of our 7.5% Convertible Series A Preferred Stock and 7.5% Convertible Subordinated Notes Due 2010). A quorum must be present or represented by proxy at the Annual Meeting for business to be conducted. Abstentions and broker non-votes will be counted as present for quorum purposes.

17.	Q: What happens if additional matters (other than the proposals described in this proxy statement)
are presented at the Annual Meeting?

A:	The Board is not aware of any additional matters to be presented for a vote at the Annual Meeting; however, if any additional matters are properly presented at the Annual Meeting, your signed proxy card gives authority to Paul C. Reilly and Gary D. Burnison to vote on those matters in their discretion.

18.	Q: How much did this proxy solicitation cost?

A:	We hired Mellon Investor Services to assist in the distribution of proxy materials and solicitation of votes for approximately $7,000. The fees include out of pocket expenses. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors (the “Board”) is divided into three classes, with one class elected at each Annual Meeting. Directors of each class are elected to serve for three year terms. At this Annual Meeting, we will elect three directors and the Board for the coming year will be composed of eleven directors. The Board’s nominees for election as directors will be elected to serve as Class 2008 Directors for a term of three years. The nominees for election at the Annual Meeting to serve as Class 2008 Directors are Frank Cahouet, Gerhard Schulmeyer and Harry You. Detailed information regarding each of these nominees is provided on pages 9-10 of this proxy statement. We do not expect any of the nominees to become unavailable to stand for election, but, should this happen, the Board will designate a substitute for each unavailable nominee. Proxies voting for any unavailable nominee will be cast for that nominee’s substitute. Each of the nominees has consented to be named as a nominee in this proxy statement.

Required Vote

The Board’s nominees will become directors so long as they receive a plurality of “FOR” votes. If, however, any additional nominees for director are properly brought before the stockholders for consideration, only the nominees who receive the highest number of “FOR” votes will become directors.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” each of the nominees named above for election as a director. Proxies will be voted “FOR” each of the nominees named above unless you otherwise specify on your proxy card.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal 2006. Ernst & Young LLP has served as the Company’s independent auditors since March 2002. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Neither the Company’s certificate of incorporation nor bylaws requires that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent auditors. We are doing so because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but may, nonetheless, retain such independent auditors. Even if the selection is ratified, the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interests of the Company and its stockholders. Representatives of Ernst & Young LLP will attend the Annual Meeting to answer appropriate questions and may also make a statement if they so desire.

The following table sets forth fees for services Ernst & Young LLP provided during fiscal 2004 and 2005:

	2005	2004
Audit fees(1)	$1,074,000	$862,900

Audit-related fees(2)	44,900	34,500

Tax fees(3)	250,400	411,600

All other fees	0	0

Total	$1,369,300	$1,309,000

(1)	Represents fees for audit services, including fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, statutory audits required internationally, and in the case of fiscal 2005, for attestation services related to Sarbanes-Oxley Section 404 compliance.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor that are not included in Audit Fees.

(3)	Represents fees for tax compliance, planning and advice. These services included tax return compliance.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to help assure that they do not impair the auditor’s independence from the Company. The Audit Committee may either approve the engagement of the independent auditor to provide services or pre-approve services to be provided on a case by case basis. The Audit Committee believes that the combination of these two approaches will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor is determinative. The Audit Committee requires the rotation of its outside auditor’s audit partners as required by the Sarbanes-Oxley Act and the related rules of the SEC.

All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee are submitted to the Controller and must include a detailed description of services to be rendered. The Controller determines whether such services are included within those services that have received the general pre-approval of the Audit Committee. Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer.

Required Vote

Ratification of the approval of the independent auditors will require affirmative “FOR” votes from a majority of those shares present, either in person or by proxy, and entitled to vote at the Annual Meeting.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the ratification of Ernst & Young LLP’s appointment as independent auditors for fiscal 2006. Proxies solicited by the Board will be so voted unless stockholders specify otherwise on their proxy cards.

THE BOARD OF DIRECTORS

The members of the Board of Directors are grouped into three classes: Class 2006 Directors will serve until the Annual Meeting of Stockholders in 2006; Class 2007 Directors will serve until the Annual Meeting of Stockholders in 2007; and Class 2008 Directors will serve until the Annual Meeting of Stockholders in 2008.

Class 2006 Directors

The following table sets forth certain information regarding the Class 2006 Directors, who will serve on the Board until the Annual Meeting of Stockholders in 2006.

Name	Age	Business Experience	Director Since
Patti S. Hart	49	Ms. Hart has been Chairman and Chief Executive Officer of Pinnacle Systems, Inc. since March 2004. She was Chairman and Chief Executive Officer of Excite@Home, from April 2001 to March 2002. Excite@Home filed for bankruptcy under Chapter 11 of the Federal Bankruptcy Code in September 2001. Prior to joining Excite@Home, Ms. Hart served as Chief Executive Officer and President of Telocity, Inc., from June 1999 until April 2001. From February 1994 to April 1999, she served as President and Chief Operating Officer of Sprint’s Long Distance Division. Ms. Hart is also a director of Plantronics.	2000

Paul C. Reilly	51	Mr. Reilly was elected to the position of Chairman of the Board and Chief Executive Officer in June 2001. Prior to joining Korn/Ferry International, Mr. Reilly was Chief Executive Officer of KPMG International from October 1998. Prior to being named to that position, Mr. Reilly served as Vice Chairman Financial Services of KPMG L.L.P., the United States member firm of KPMG International. Mr. Reilly joined KPMG International as a partner in 1987.	2001

Ihno Schneevoigt	67	Dr. Schneevoigt was a member of the management boards and a Human Resources Director at Allianz Verisherungs AG and Allianz Lebensversicherung AG from January 1992 to December 2003. He also serves on the supervisory boards of the European School of Management and Technology, Celesio AG, Strober Out of Home Media AG, and DSM GmbH. Dr. Schneevoigt was named to our board in March 2004.	2004

Kenneth Whipple	70	Mr. Whipple was the Chairman and Chief Executive Officer of CMS Energy Corporation from May 2002 through September 2004. He has been a director of CMS Energy Corporation since 1993. Mr. Whipple served as Executive Vice President of Ford Motor Company from 1988 to 1999. He served as Chairman and Chief Executive Officer of Ford Motor Credit Company from 1997 to 1999. He previously served as Chairman and Chief Executive Officer of Ford of Europe, Inc. from 1986 to 1988. Mr. Whipple is currently a director and member of the audit committee at AB Volvo and a director of 14 J.P. Morgan Chase mutual funds. Mr. Whipple was named to our board in March 2004.	2004

Class 2007 Directors

The following table sets forth certain information regarding the Class 2007 Directors, who will serve on the Board until the Annual Meeting of Stockholders in 2007.

Name	Age	Business Experience	Director Since
James E. Barlett	61	Mr. Barlett was Chairman, President and Chief Executive Officer of Galileo International until October 2001. From 1994 to 1997, Mr. Barlett was President and Chief Executive Officer of Galileo International. Mr. Barlett is also Vice Chairman of TeleTech Holdings, Inc. and a director and member of the audit committee of Celanese Corporation.	1999

Sakie T. Fukushima	55	Ms. Fukushima has been a Vice President since 1993 and Regional Managing Director for Japan since September 2000. She currently serves on the Company’s Asia Pacific Regional Operating Committee. Ms. Fukushima joined us in 1991. Ms. Fukushima is a director of Sony Corporation and has been a member of its audit committee since June 2003 and a director of Kao Corporation since July 2002.	1995

David L. Lowe	45	Mr. Lowe has been Vice Chairman of Friedman Fleischer & Lowe, a private equity firm, since it was founded in 1998. Prior to this, he served as Chief Executive Officer and Chairman of the Board of ADAC Laboratories, a medical diagnostic imaging company. Previously, he worked as a consultant at Bain & Company. He is currently Chairman of the Board of Advanced Career Technologies, Inc. and a director of SteelPoint Technologies, Inc. He is also on the board of the National Children’s Cancer Society and Berkeley Rep Theatre.	2002

Edward D. Miller	64	Mr. Miller was the President and Chief Executive Officer of AXA Financial, Inc. from August 1997 through May 2001. He served as a member of the supervisory board and as a senior advisor to the Chief Executive of AXA Group from June 2001 through April 2003. He also served as Chairman and Chief Executive Officer of AXA Financial, Inc.’s principal subsidiary, AXA Client Solutions, and as a director of AXA Financial, Equitable Life, Alliance Capital and Donaldson, Lufkin & Jenrette. Mr. Miller is currently a director of KeySpan Corporation, American Express Company, TOPPS Company, Incorporated and the Institute for Medical Research, North Shore-LIJ Health System. He also serves on the Board of Governors of the United Way of Tri-State and is Chairman of the Board of Phoenix House.	2002

Nominees for Class 2008 Directors

The following table sets forth information regarding the Class 2008 Directors, who, if elected at the 2005 Annual Meeting, will serve on the Board until the Annual Meeting of Stockholders in 2008.

Name	Age	Business Experience	Director Since
Frank V. Cahouet	73	Mr. Cahouet retired as Chairman, President and Chief Executive Officer of Mellon Financial Corporation in January 1998, positions which he had held since 1987. Mr. Cahouet is a director and Chairman of the audit committee of Teledyne Technologies, Inc. and a director of Saint-Gobain Corporation and the Heinz Endowments. Mr. Cahouet is also a trustee of Carnegie Mellon University, the University of Pittsburgh, and on the board of Regents for St. Vincent Seminary.	1999

Name	Age	Business Experience	Director Since
Gerhard Schulmeyer	66	Mr. Schulmeyer served as President and Chief Executive Officer of Siemens Corporation from 1999 until 2001. From 1994 through 1998, Mr. Schulmeyer was President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn. Mr. Schulmeyer is also a director of Alcan Aluminum Ltd., Zurich Financial Services and Ingram Micro Inc. Mr. Schulmeyer is currently a Professor at MIT Sloan School of Management.	1999

Harry L. You	46	Mr. You is the Chief Executive Officer of BearingPoint, Inc. since March 2005. Mr. You was the Chief Financial Officer and Executive Vice President of Oracle Corporation from July 2004 through March 2005. From July 2001 through July 2004, Mr. You was the Chief Financial Officer of Accenture Ltd. Prior to that, he was a managing director with Morgan Stanley, a subsidiary of Morgan Stanley & Co., Inc., and Senior Vice President of the General Industrial Group at Lehman Brothers Inc. Mr. You is also a board member of the Dallas Symphony.	2004

Retiring Directors

The following table sets forth information regarding our director who is not standing for re-election at the Annual Meeting.

Name	Age	Business Experience	Director Since
Spencer C. Fleischer	51	Mr. Fleischer has been Vice Chairman of Friedman Fleischer & Lowe, a private equity firm, since it was founded in 1998. Mr. Fleischer was previously a Managing Director at Morgan Stanley, which he joined in 1979 and where he was most recently head of investment banking in Asia. He is also a director of Advanced Career Technologies, Inc. and SteelPoint Technologies, Inc.	2002

Committees of the Board and Corporate Governance Matters

The Board held four meetings during fiscal 2005, and all of the directors attended at least 75% of the Board meetings and the meetings of committees of which they were members.

The Board has determined that each of the directors on the Board, except for Mr. Paul Reilly and Ms. Sakie Fukushima, who are both employee-directors, and each of the directors standing for re-election, are independent within the Company’s independence standards. For a director to be independent, the Board must determine that such director does not have any material relationship with the Company. To assist the Board in determining director independence, the Board reviews director independence in light of the categorical standards adopted by the NYSE. Under these standards, a director will not be deemed independent if:

•	the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	the director has received, or has an immediate family member who received, during any 12 month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time;

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

The independent directors of the Board meet regularly in executive sessions outside the presence of management. The Board has not formally appointed a single director to preside at executive sessions of the independent directors. Rather, the responsibility to preside at each such meeting of independent directors is rotated among the chairs of the committee of the Board. An executive session is generally held in conjunction with each regularly scheduled meeting of the Board. Communications to the independent directors may be sent to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary.

Directors are expected to attend the Annual Meetings. Last year all directors attended the meeting.

Although the full Board considers all major decisions, the bylaws permit the Board to have the following standing committees to more fully address certain areas of importance: an Audit Committee, a Compensation and Personnel Committee and a Nominating and Corporate Governance Committee. The members of the standing committees are:

Name	Audit	Compensation and Personnel	Nominating and Corporate Governance
James E. Barlett	X		X(Chair)
Frank V. Cahouet	X(Chair)	X
Patti S. Hart			X
David L. Lowe		X
Edward D. Miller		X(Chair)
Gerhard Schulmeyer		X	X
Kenneth Whipple	X

Audit Committee.    Among other things, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors, reviews the independent auditors’ qualifications and independence, reviews the plans and results of the audit engagement with the independent auditors, approves professional services provided by the independent auditors and approves financial reporting principles and policies, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and works to ensure the integrity of financial information supplied to stockholders. The Audit Committee is also available to receive reports, suggestions, questions and recommendations from the independent auditors, the Chief Financial Officer and the General Counsel. It also confers with those parties in order to help assure the sufficiency and effectiveness of the programs being followed by corporate officers in the area of compliance with legal and regulatory requirements, business conduct and conflicts of interest. The Audit

Committee is composed entirely of outside directors whom the Board, in its business judgment, has determined are “independent” under the Company’s independence standards (described above), the applicable listing standards of the NYSE and the applicable rules of the SEC. The Board has determined that Messrs. Barlett, Cahouet and Whipple qualify as “audit committee financial experts” as that term is defined in Item 401(h)(2) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee met seven times in fiscal 2005. The Audit Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com.

Mr. Kenneth Whipple serves on the audit committee of AB Volvo, a public company. Mr. Frank Cahouet serves on the audit committee of Teledyne Technologies, Inc, a public company. Mr. Barlett serves on the audit committee of Celanese Corporation, a public company. The Board has determined, however, that Messrs. Barlett’s, Cahouet’s and Whipple’s simultaneous service on such other audit committees does not impair their ability to serve effectively on the Company’s Audit Committee.

Compensation and Personnel Committee.    The Compensation and Personnel Committee is comprised entirely of directors who have never served as officers of the Company. Among other things, the Compensation and Personnel Committee (a) approves and oversees compensation programs of the Company, including incentive and stock option programs provided to members of the Company’s senior management group, including all named executive officers, and (b) approves or recommends to the Board, as required, specific compensation actions, including salary adjustments, annual cash bonuses, stock option grants and employment contracts for the Chief Executive Officer and other members of the Company’s senior officer group. The Compensation and Personnel Committee met five times during fiscal 2005. The Board, in its business judgment, has determined that all members of the Compensation and Personnel Committee are “independent directors” under the Company’s independence standards (described above) and the applicable listing standards of the NYSE. The Compensation Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com.

Nominating and Corporate Governance Committee.    Among other things, the Nominating and Corporate Governance Committee recommends criteria to the Board for the selection of nominees to the Board, evaluates all proposed nominees, recommends nominees to the Board to fill vacancies on the Board, and, prior to each Annual Meeting of Stockholders, recommends to the Board a slate of nominees for election to the Board by the stockholders at the Annual Meeting. The Nominating and Corporate Governance Committee also seeks possible nominees for the Board and otherwise serves to aid in attracting qualified nominees to be elected to the Board. In evaluating nominations, the Nominating and Corporate Governance Committee considers a variety of criteria, including business experience and skills, independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with the Company’s interests. Stockholders may submit director nominees in accordance with the Company’s bylaws and mail submissions to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, attention: Corporate Secretary. The Board, in its business judgment has determined that all members of the Nominating and Corporate Governance Committee are “independent directors” under the Company’s independence standards (described above) and the applicable listing standards of the NYSE. The Nominating and Corporate Governance Committee met one time in fiscal 2005. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by the Board, which is available on the Company’s website at www.kornferry.com.

Code of Business Conduct and Ethics and Corporate Governance Guidelines.    The Board has adopted a Code of Conduct and Business Ethics for Employees, Officers and Directors, which is available on the Company’s website at www.kornferry.com. We intend to post amendments or waivers under the Code of Business Conduct and Ethics on the Company’s website as well. We have adopted Corporate Governance Guidelines, which are also available on the Company’s website.

Directors’ Compensation

Directors who are also employees or officers do not receive any additional compensation for their service on the Board. Non-employee directors are automatically granted, under the Company’s Performance Award Plan (the “Plan”), a nonqualified stock option to purchase shares of common stock with a value of $28,000 and an additional $20,000 either in cash or in stock options as an annual retainer. One fourth of the annual amount is granted or paid quarterly. Non-employee directors also receive $1,200 in cash for each regular or special meeting attended and $1,200 in cash for telephonic meetings. In addition, committee chairs receive $4,000 in cash annually. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their duties as directors.

Non-employee directors are also eligible to receive annual stock option grants under the Plan. Under the Plan, a non-employee director is automatically granted a nonqualified stock option to purchase 2,500 shares of common stock when he or she takes office, at an exercise price equal to the price of the common stock at the close of trading on that date. In addition, on the date of the Annual Meeting of Stockholders in each calendar year, beginning with the year such director is first elected and continuing for each subsequent year during the term of the Plan, each continuing non-employee director is granted a nonqualified stock option to purchase 2,500 shares of common stock at an exercise price equal to the market price of the common stock at the close of trading on that date. All automatically granted non-employee director stock options will have a ten-year term and are immediately exercisable. If a non-employee director’s services are terminated for any reason, any automatically granted stock options held by the non-employee director that are exercisable will remain exercisable for sixty months after such termination of service or until the expiration of the option term, whichever occurs first. Automatically-granted options are subject to the same adjustment, assumption, conversion and similar provisions that apply to awards generally, except in the case of a change of control or Board or committee actions relating to the non-employee director options. Any outstanding automatic option grant that is not exercised prior to a change in control event in which we do not survive will terminate, unless the option is assumed or replaced by the surviving corporation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 19, 2005, the names and holdings of common stock, on an as converted basis, of each director and each nominee for director, the names and holdings of each executive officer named in the Summary Compensation Table (the “named executive officers”), and the holdings of all directors, nominees and executive officers as a group. The following table also sets forth the names of those persons known to us to be beneficial owners of more than 5% of the Company’s common stock. Unless otherwise indicated, the mailing address for each person named is 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067.

Name of Beneficial Owner	Amount Beneficially Owned and Nature of Beneficial Ownership(1)		Percent of Class
Paul C. Reilly	790,041	(2)	*
James E. Barlett	26,031	(3)	*
Frank V. Cahouet	48,960	(4)	*
Spencer C. Fleischer	5,071	(5)	*
Sakie T. Fukushima	204,433	(6)	*
Patti S. Hart	25,426	(7)	*
David L. Lowe	5,071	(8)	*
Edward D. Miller	30,289	(9)	*
Ihno Schneevoigt	8,100	(10)	*
Gerhard Schulmeyer	15,048	(11)	*
Kenneth Whipple	9,495	(12)	*
Harry L. You	4,819	(13)	*
Gary D. Burnison	114,208	(14)	*
Gary C. Hourihan	132,920	(15)	*
Robert H. McNabb	103,503	(16)	*
All directors and executive officers as a group (15 persons)	1,523,415	(17)	3.77%
Credit Suisse First Boston International c/o Credit Suisse First Boston LLC 11 Madison Avenue New York, NY 10011	5,150,776	(18)	12.74%
*	Designates ownership of less than 1% of the Company’s outstanding common shares.

(1)	Other than with respect to the shares held under the 401(k) plan and the options under the Performance Award Plan, each person has sole voting and dispositive power with respect to the shares shown unless otherwise indicated. Shares of common stock acquired under the Company’s Employee Stock Purchase Plan were purchased on December 31, 2003, June 30, 2004 and December 31, 2004 and June 30, 2005, respectively.

(2)	Holding includes 168,917 shares of restricted stock as to which Mr. Reilly has voting power and right to acquire beneficial ownership of 616,190 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(3)	Holding includes right to acquire beneficial ownership of 26,031 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(4)	Holding includes 22,500 shares of common stock held by the Frank V. Cahouet Revocable Trust dated November 2, 1993 and right to acquire beneficial ownership of 26,460 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(5)	Holding includes right to acquire beneficial ownership of 5,071 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan. Mr. Fleischer disclaims beneficial ownership of such stock options for the purposes of Section 16 or for any other purposes.

(6)	Holding includes 830 shares of restricted stock as to which Ms. Fukushima has voting power and right to acquire beneficial ownership of 103,611 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(7)	Holding includes right to acquire beneficial ownership of 25,426 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(8)	Holding includes right to acquire beneficial ownership of 5,071 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan. Mr. Lowe disclaims beneficial ownership of such stock options for the purposes of Section 16 or for any other purposes.

(9)	Holding includes right to acquire beneficial ownership of 22,489 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(10)	Holding includes right to acquire beneficial ownership of 8,100 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(11)	Holding includes right to acquire beneficial ownership of 15,048 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(12)	Holding includes right to acquire beneficial ownership of 9,495 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(13)	Holding includes right to acquire beneficial ownership of 4,819 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(14)	Holding includes 55,287 shares of restricted stock as to which Mr. Burnison has voting power and right to acquire beneficial ownership of 58,286 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(15)	Holding includes 38,795 shares of restricted stock as to which Mr. Hourihan has voting power and right to acquire beneficial ownership of 61,575 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(16)	Holding includes 34,345 shares of restricted stock as to which Mr. McNabb has voting power and right to acquire beneficial ownership of 68,237 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(17)	Total holding as a group includes 22,500 shares of common stock held by the Frank V. Cahouet Revocable Trust dated November 2, 1993, 298,174 shares of restricted stock which have voting power and right to acquire beneficial ownership of a total 1,055,909 shares of common stock within 60 days through the exercise of options granted under the Performance Award Plan.

(18)	This information was obtained from a Form 144 filed on June 20, 2005.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Report of the Compensation and Personnel Committee

The following report will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or deemed filed under those Acts.

Executive Compensation Philosophy

In establishing and assessing the compensation programs and compensation policies for the executive officers and other senior executives, the Compensation and Personnel Committee (the “Committee”) is guided by the following principles:

•	The total compensation of executive officers of the Company and other key employees must be competitive with those of other major executive recruiting firms, recognizing the Company’s size and complexity relative to the Company’s peers;

•	Individual cash bonuses and stock option awards should be closely tied to the performance of the Company as a whole, as well as to the team and individual performance of the executive group; and

•	The interests of senior management and the Company’s stockholders should be closely aligned through direct management ownership of the common stock of the Company, and by providing a meaningful portion of each key employee’s total compensation in the form of equity-based incentives.

Because a number of the Company’s peer organizations are privately-held, precise information regarding the senior executive compensation practices among the Company’s competitor group is difficult to obtain. In addition, even when such data are available, meaningful differences in size, complexity and organizational structure among the Company’s competitor group make direct comparisons of compensation practices problematic. In assessing the competitiveness of the Company’s senior executive compensation, the Committee relies on information obtained from the proxies of publicly-traded competitors, information derived from data obtained from other sources with respect to competitor organizations, and the Committee’s general knowledge of the market for senior management positions. The Committee retained Towers Perrin as compensation consultants to assess the competitiveness of the Company’s officer compensation.

Chief Executive Officer Compensation

Mr. Reilly became our Chairman and Chief Executive Officer on July 29, 2001. We entered into an employment agreement with Mr. Reilly, effective on June 29, 2001, as amended, which is fully described on page 20 of this proxy statement. The Committee approved Mr. Reilly’s compensation taking into account the scope and responsibility of his position and Mr. Reilly’s skills and experience. Mr. Reilly’s compensation is awarded consistent with our compensation philosophy as set forth above.

Senior Executive Compensation

The compensation provided to the Company’s executive officers, including the named executive officers, consists of an annual base salary, an annual cash bonus, restricted stock and stock options granted at the market price of the common stock of the Company as of the date of grant and contributions to a long-term incentive plan.

Base Salaries

Base salaries for the Company’s executive officers, including the Chief Executive Officer, and selected other key employees, are established annually by the Committee based on the Committee’s understanding of competitive practices among the Company’s major competitors, internal equity considerations, and individual performance.

Cash Bonuses

The actual annual cash bonus of each executive officer, including the Chief Executive Officer, is determined by the Committee based on its assessment of the performance of the Company and of the executive officers as a group (team performance) and as individuals. The assessment of individual performance is based on factors deemed important by the Committee. The target and maximum cash bonuses available to each executive officer are more fully described in each executive officer’s employment contract described on pages 20-21 of this proxy statement.

In determining the level of cash bonuses for the Company’s executive officers, including the Chief Executive Officer, for fiscal 2005, the Committee took into consideration the Company’s financial performance and stock price performance, the performance of the Company’s subsidiary operations, including Futurestep, and the performance of each executive officer. Cash bonuses were awarded to executive officers as follows: Paul Reilly, $1,650,000; Gary Burnison, $725,000; Gary Hourihan, $425,000; and Robert McNabb, $700,000.

Restricted Stock

On July 7, 2005, restricted stock grants were awarded to executive officers as follows: Paul Reilly, 33,330 shares; Gary Burnison, 16,670 shares; Gary Hourihan, 8,330 shares; and Robert McNabb, 11,110 shares. The restricted stock awarded will vest in three equal annual installments beginning on July 7, 2006.

Stock Options

As part of their total compensation package, each of the Company’s executive officers, including the Chief Executive Officer, is eligible to receive an annual grant of stock options (performance options). On July 7, 2005, the Committee approved stock option awards as follows: Paul Reilly, 53,800 shares; Gary Burnison, 26,900 shares; Gary Hourihan, 8,970 shares; and Robert McNabb, 17,930 shares. The stock options awarded will vest in three equal annual installments beginning on July 7, 2006.

Long-Term Incentive

In December 2003, the Company adopted the Executive Capital Accumulation Plan (“ECAP”), a nonqualified deferred compensation plan. Each of the Company’s executive officers, including the Chief Executive Officer, is eligible to receive a contribution from the Company to such participant’s ECAP account, which is described in the Summary Compensation Table and footnotes on pages 20-21 of this proxy statement. The actual Company contribution is determined by the Committee based on its assessment of the performance of the Company and the executive officers individually. The assessment of individual performance is based on factors deemed important by the Committee. Contributions to the ECAP will vest in three equal annual installments based upon the Company’s fiscal year.

Employment Contracts

Each of the Company’s named executive officers is covered by an employment agreement that provides for a minimum level of salary, cash bonus potential, and option and benefit eligibility. The agreements also provide for a defined severance benefit in the event of a termination of employment without “cause” or for “good reason” as such terms are defined in the agreements. Such severance benefits range up to two times salary and target bonus depending upon the officer. The agreements also provide for the continuation of health and welfare benefits upon a termination without cause or for good reason. It is the Committee’s belief that such agreements are necessary from a competitive perspective and also contribute to the stability of the management team.

Internal Revenue Code Section 162(m)

As one of the factors in the review of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company. The deductibility of some types of compensation for executive officers depends upon the timing of an executive’s vesting or exercise of previously granted rights or on whether such plans qualify as “performance-based” plans under the provisions of the tax laws. The Committee usually seeks to satisfy the requirements necessary to allow the compensation of its executive officers to be deductible under Section 162(m) of the Internal Revenue Code, as amended, but may also approve compensation that is not deductible under Section 162(m).

Compensation Committee Interlocks and Insider Participation

Directors Cahouet, Lowe, Miller and Schulmeyer comprise the Compensation and Personnel Committee.

Compensation and Personnel Committee

Edward D. Miller, Chair

Frank V. Cahouet

David L. Lowe

Gerhard Schulmeyer

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation					Long-Term Compensation Awards		All Other Compensation ($)(4)
		Salary ($)		Bonus ($)(1)		Other Annual Compensation ($)	Restricted Stock (as of Date of Grant) ($)(2)	Securities Underlying Options (#)(3)
Paul C. Reilly Chief Executive Officer and Chairman of the Board	2005 2004 2003	650,000 654,167 650,000	(6)	1,650,000 1,050,000 550,000	(8)	0 0 0	598,940 600,083 810,000	53,800 48,570 250,000	872,768 713,938 14,236	(5) (7) (9)

Gary D. Burnison Chief Operating Officer, Chief Financial Officer and Executive Vice-President	2005 2004 2003	475,000 422,917 350,000	(11)	725,000 475,000 300,000		0 0 0	299,560 205,516 243,000	26,900 4,860 50,000	369,842 111,181 8,769	(10) (12) (13)

Gary C. Hourihan Executive Vice-President and President of Global Leadership Development	2005 2004 2003	375,000 375,000 375,000		425,000 200,000 175,000		0 0 0	149,690 154,185 162,000	8,970 9,710 25,000	113,931 15,680 11,896	(14) (15) (16)

Robert H. McNabb Chief Executive Officer of Korn/Ferry International Futurestep, Inc. and Executive Vice-President of Korn/Ferry International	2005 2004 2003	445,833 425,000 425,000	(17)	700,000 425,000 175,000		0 0 0	199,647 154,185 162,000	17,930 9,710 25,000	119,968 62,723 12,258	(18) (19) (20)

(1)	The fiscal 2005 cash bonuses were earned in fiscal 2005 but were paid subsequent to April 30, 2005.

(2)	The fiscal 2005 restricted stock grants were earned in fiscal 2005 but were made subsequent to April 30, 2005.

(3)	The Company’s executive officers were granted stock options in connection with the commencement of employment and performance-related stock options.

(4)	No contributions were made to the Company’s 401(k) plan for fiscal years 2002 and 2003.

(5)	Represents an Executive Capital Accumulation Plan (“ECAP”) performance contribution of $850,000, an ECAP matching contribution of $8,000, an auto allowance of $7,200, 401(k) Company contribution of

$3,250, executive life insurance premiums and/or imputed income of $1,242, executive medical benefits premium of $896, travel accident insurance premiums of $180 and tuition reimbursement of $2,000.

(6)	Includes an additional payment of $4,167 as part of fiscal 2003 base salary adjustment, which Mr. Reilly received in fiscal 2004.

(7)	Represents an ECAP performance contribution of $700,000, an auto allowance of $7,200, 401(k) Company contribution of $2,467, executive life insurance premiums and/or imputed income of $560, executive medical benefits premium of $3,531 and travel accident insurance premiums of $180.

(8)	Represents a bonus of $550,000 which Mr. Reilly received on July 15, 2003.

(9)	Represents a college tuition benefit of $2,000, an auto allowance of $7,200, executive life insurance premiums and/or imputed income of $1,637, executive medical benefits premium of $3,219 and travel accident insurance premiums of $180.

(10)	Represents an ECAP performance contribution of $350,000, an ECAP matching contribution of $8,000, an auto allowance of $5,400, 401(k) Company contribution of $3,327, executive life insurance premiums and/or imputed income of $540, executive medical benefits premium of $2,425 and travel accident insurance premiums of $150.

(11)	From May 1, 2003 until September 30, 2003, Mr. Burnison’s base salary was paid at an annual rate of $350,000. From October 1, 2003 until April 30, 2004, Mr. Burnison’s base salary was paid at an annual rate of $475,000.

(12)	Represents an ECAP performance contribution of $100,000, an auto allowance of $5,400, 401(k) Company contribution of $2,100, executive medical benefits premium of $3,531 and travel accident insurance premiums of $150.

(13)	Represents an auto allowance of $5,400, executive medical benefits premium of $3,219 and travel accident insurance premiums of $150.

(14)	Represents an ECAP performance contribution of $100,000, an auto allowance of $7,200, 401(k) Company contribution of $3,333, executive life insurance premiums and/or imputed income of $2,322, executive medical benefits premium of $925 and travel accident insurance premiums of $150.

(15)	Represents a college tuition benefit of $2,000, auto allowance of $7,200, 401(k) Company contribution of $2,343, executive life insurance premiums and/or imputed income of $456, executive medical benefits premium of $3,531 and travel accident insurance premiums of $150.

(16)	Represents an auto allowance of $7,200, executive life insurance premiums and/or imputed income of $1,327, executive medical benefits premium of $3,219 and travel accident insurance premiums of $150.

(17)	From May 1, 2004 until June 30, 2004, Mr. McNabb’s base salary was paid at an annual rate of $425,000. From July 1, 2004 until April 30, 2005, Mr. McNabb’s base salary was paid at an annual rate of $450,000.

(18)	Represents an ECAP performance contribution of $100,000, an ECAP matching contribution of $8,000, an auto allowance of $7,200, 401(k) Company contribution of $3,333, executive life insurance premiums and/or imputed income of $97, executive medical benefits premium of $1,188 and travel accident insurance premiums of $150.

(19)	Represents an ECAP performance contribution of $50,000, an auto allowance of $6,000, 401(k) Company contribution of $2,467, executive life insurance premiums and/or imputed income of $575, executive medical benefits premium of $3,531 and travel accident insurance premiums of $150.

(20)	Represents an auto allowance of $7,200, executive life insurance premiums and/or imputed income of $1,689, executive medical benefits premium of $3,219 and travel accident insurance premiums of $150.

Employment Agreements

Paul C. Reilly, Chairman and Chief Executive Officer since June 29, 2001.    In connection with the appointment of Paul Reilly as Chairman and Chief Executive Officer, we entered into an employment agreement with Mr. Reilly. The original term of the agreement is for five years and will automatically renew for successive three-year periods thereafter until the first June 30th following the date on which Mr. Reilly reaches age 65; provided, however, that either we or Mr. Reilly may terminate the agreement at the end of the initial term or any renewal term by delivering to the other party at least 60 days’ prior written notice. Mr. Reilly’s base salary is $650,000 and the agreement provides for an annual target bonus equal to 150% of base salary and an annual maximum bonus of up to 300% of base salary. In December 2001, Mr. Reilly’s agreement was amended to provide for his minimum bonus of $1,000,000 for fiscal 2002 to be paid in two installments. In addition, the agreement provides that Mr. Reilly will be eligible for an annual grant of stock options having a target grant value of $1,250,000 and a maximum grant value of $1,750,000 based on a Black-Scholes option pricing model valuation. We have also agreed to pay certain transition and relocation costs incurred by Mr. Reilly.

In connection with his election, Mr. Reilly was granted options to purchase 450,000 shares with an exercise price of $15.50 per share, the closing price of the stock in trading on the New York Stock Exchange on June 29, 2001. Of these options, 300,000 vest in equal installments over three years and 150,000 vest in three equal installments based on the attainment of specified price levels in the stock of the Company. The price levels for vesting are $28 per share, $33 per share and $38 per share. In addition, the Board made a restricted stock award of 100,000 shares to Mr. Reilly. The restricted stock awarded to Mr. Reilly in connection with his election will vest in three annual installments beginning in June 2002. To the extent not vested, the restricted stock will be forfeited if Mr. Reilly is terminated with cause or if he resigns without good reason.

If Mr. Reilly’s employment terminates due to death or disability, then we will pay Mr. Reilly, or his legal representatives, all accrued compensation as of the date of termination, and all outstanding stock options held by Mr. Reilly at the time of termination will vest and remain exercisable until their originally scheduled expiration dates. If Mr. Reilly’s employment is terminated by us for cause, is terminated by Mr. Reilly prior to its expiration without good reason or if Mr. Reilly fails to renew the agreement after its initial term, then we will pay Mr. Reilly all accrued compensation as of the date of termination.

Prior to a change in control, if Mr. Reilly’s employment is terminated by us without cause or is terminated by Mr. Reilly for good reason, then we will pay Mr. Reilly all accrued compensation as of the date of termination, and a lump sum amount equal to 200% of his base salary and target bonus. If, prior to a change in control, Mr. Reilly’s employment is terminated because the Company elects not to renew the agreement, then Mr. Reilly will be entitled to a lump sum amount equal to his base salary and target bonus. On termination in any of the foregoing circumstances, all of Mr. Reilly’s outstanding stock options as of the date of termination will vest and will remain exercisable until their originally scheduled expiration dates.

If there is a change in control and within 12 months Mr. Reilly’s employment is terminated by us without cause, or because we elect not to renew the agreement before Mr. Reilly reaches the age of 65, or by Mr. Reilly for good reason, then we will pay Mr. Reilly all accrued compensation as of the date of termination, and a lump sum equal to (1) 200% of the greater of his base salary or the annual base salary in effect just prior to the change in control, whichever amount is higher, plus (2) the greater of 200% of his maximum bonus for the incentive year in which such termination occurs or the maximum bonus for the preceding fiscal year. On termination in any of the foregoing circumstances, all of Mr. Reilly’s outstanding stock options as of the date of termination will vest and will remain exercisable until their originally scheduled expiration dates.

In March 2004, Mr. Reilly’s agreement was amended to provide for payment of any excise tax, if applicable, including any interest or penalties, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Gary D. Burnison, Chief Operating Officer since October 1, 2003, Chief Financial Officer and Executive Vice-President since March 20, 2002.     On October 1, 2003, we entered into an employment agreement with

Gary Burnison as Chief Operating Officer, Chief Financial Officer and Executive Vice-President. The original term of the agreement is from October 1, 2003 until April 30, 2007, and the Company may renew for successive one-year periods. Mr. Burnison’s salary is $475,000 per year, and the agreement provides that he would have a target annual cash bonus of 100% of his base salary and a maximum annual cash bonus opportunity equal to 200% of base salary. In addition, he would be eligible to receive an annual stock option grant with a target grant value equal to 50-100% of base salary and a maximum grant value equal to 100% of base salary based on a Black-Scholes option pricing model valuation. The agreement provides that should Mr. Burnison be terminated without “cause”, as defined in the agreement, he would receive severance equal to 200% of his then current annual base salary plus 200% of his current target cash bonus. The agreement also provides for payment of any excise tax, if applicable, including any interest or penalties, imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Gary C. Hourihan, Executive Vice-President and President of Global Leadership Development since March 2000.    In March 2000, we entered into an employment agreement with Gary Hourihan as Executive Vice-President of Organizational Development and President of Global Leadership Development. The initial term of the agreement was through April 30, 2002 and automatically renews for successive two-year periods thereafter until the first April 30th following the date on which Mr. Hourihan reaches age 65; provided, however, that either we or Mr. Hourihan may terminate this agreement at the end of the initial term or renewal term by delivering to the other party at least 120 days’ prior written notice. Mr. Hourihan’s base salary is $375,000 and the agreement provides for an annual target bonus equal to 100% of base salary and an annual maximum bonus of up to 200% of base salary. If, prior to a change in control, Mr. Hourihan’s employment is terminated by us without cause or is terminated by Mr. Hourihan for good reason, then we will pay Mr. Hourihan all accrued compensation as of the date of termination, and a lump sum amount equal to 150% of his base salary and target bonus. If Mr. Hourihan’s employment is terminated because the Company elects not to renew the agreement, then Mr. Hourihan will be entitled to a lump sum amount equal to one times his base salary and target bonus. If Mr. Hourihan’s employment is terminated by us for performance reasons, then Mr. Hourihan will be entitled to a lump sum amount equal to one times his base salary and target bonus. On termination in any of the foregoing circumstances, all of Mr. Hourihan’s outstanding stock options as of the date of termination will vest and will remain exercisable until their originally scheduled expiration dates. If there is a change in control and within 12 months Mr. Hourihan’s employment is terminated by us without cause, because we elect not to renew the agreement, or for a performance reason, or by Mr. Hourihan for good reason, then Mr. Hourihan is entitled to receive severance payments similar to those described above for Mr. Reilly.

Robert H. McNabb, Chief Executive Officer of Korn/Ferry International Futurestep, Inc. since July 2002 and Executive Vice-President of Korn/Ferry International.    We entered into an employment agreement with Robert McNabb as Chief Executive Officer of Korn/Ferry International Futurestep, Inc. on October 1, 2003. The original term of the agreement is from October 1, 2003 until October 1, 2006, and the Company may renew for successive one-year periods. Mr. McNabb was appointed Chief Executive Officer of Futurestep in July 2002. The agreement provided that Mr. McNabb would be awarded a grant of 35,000 stock options effective on the date such grant was approved by the Compensation Committee of the Board, which occurred on January 7, 2002. Mr. McNabb’s salary is $450,000 per year, and the agreement provides for a target annual cash bonus of 100% of base salary and a maximum annual cash bonus opportunity equal to 200% of base salary. In addition, he is eligible to receive an annual stock option grant with a target grant value equal to 50% of base salary and a maximum grant value equal to 100% of base salary, based on a Black-Scholes option pricing model valuation. The agreement also provides that if Mr. McNabb is terminated without cause, as defined in the agreement, then he will receive all accrued compensation and a severance payment equal to 150% of his then current annual base salary plus 150% of his current target cash bonus.

Aggregate Options Received

The following table sets forth the number of options that have been received by persons and groups named below as of April 30, 2005. Options and other awards which may be awarded in the future are not determinable at this time.

Name	Title	Aggregate Number of Options Received Under the Performance Award Plan
Paul Reilly	Chief Executive Officer and Chairman	948,570
Gary Burnison	Chief Operating Officer, Chief Financial Officer and Executive Vice-President	104,860
Gary Hourihan	President of Global Leadership Development and Executive Vice-President	151,215
Robert McNabb	Chief Executive Officer of Korn/Ferry International Futurestep, Inc. and Executive Vice-President of Korn/Ferry International	89,710
James Barlett	Director	25,248
Sakie Fukushima	Director	112,034
David Lowe	Director	21,147
Edward Miller	Director	21,147
Frank Cahouet	Director and Director Nominee	25,677
Spencer Fleischer	Director	21,147
Patti Hart	Director	24,084
Gerhard Schulmeyer	Director and Director Nominee	25,248
Ihno Schneevoigt	Director	7,317
Kenneth Whipple	Director	8,153
Harry You	Director and Director Nominee	3,477
Current Executive Officers as a Group		1,294,355
Current Directors who are not Executive Officers as a Group		294,679
Employees and Current Non-Executive Officers as a Group		5,709,412

Aggregated Option Exercises and Year-End Option Values

The following table shows information for the named executive officers, concerning:

(1)	exercises of stock options during fiscal 2005; and

(2)	the amount and values of unexercised stock options as of April 30, 2005.

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Options At FY-End		Value of Unexercised In-the Money Options at FY-End ($)(1)
			Unexercisable	Exercisable	Unexercisable	Exercisable

Paul C. Reilly	0	0	431,903	516,667	1,517,998	1,461,002

Gary D. Burnison	20,000	224,182	54,860	30,000	301,300	198,600

Gary C. Hourihan	42,000	492,083	36,376	58,338	175,196	7,446

Robert H. McNabb	0	0	33,043	56,667	151,798	259,502

(1)	This amount represents solely the difference between the closing price on April 30, 2005 of $14.40 per share of the common stock of the Company and the respective exercise prices of those unexercised options that had an exercise price below such market price (i.e., “in-the-money” options). No assumptions or representations regarding the “value” of such options are made or intended.

Option Grants in Last Fiscal Year

The following table sets forth information with respect to options to purchase shares of the Company’s common stock granted in fiscal 2005 to the named executive officers.

	Individual Grants				Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation For Option Term
Name	Number Of Securities Underlying Options Granted	Percent of Total Options Granted To Employees In Fiscal Year	Exercise Of Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)

Paul C. Reilly	48,570	5.90	19.37	6/30/2014	591,665	1,499,394

Gary D. Burnison	4,860	60	19.37	6/30/2014	59,203	150,032

Gary C. Hourihan	9,710	1.20	19.37	6/30/2014	118,284	299,755

Robert H. McNabb	9,710	1.20	19.37	6/30/2014	118,284	299,755

(1)	The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of the future price of the Company’s common stock.

Retirement Plan Table

The following table shows estimated retirement plan benefits to be paid based upon years of service and final average salary under the Company’s Worldwide Executive Benefit Retirement Plan. As described in further detail in the explanatory text following the table, the Worldwide Executive Benefit Retirement Plan was amended to provide for no annual accruals after April 2003.

Final Average Salary	Years of Service
	5	10	15	20
200,000	12,500	25,000	37,500	50,000

300,000	18,750	37,500	56,250	75,000

400,000	25,000	50,000	75,000	100,000

500,000	31,250	62,500	93,750	125,000

600,000	37,500	75,000	112,500	150,000

700,000	43,750	87,500	131,250	175,000

800,000	50,000	100,000	150,000	200,000

900,000	56,250	112,500	168,750	225,000

1,000,000	62,500	125,000	187,500	250,000

Estimated Annual Benefit* for Representative Years of Service and Final Average Salary

*Benefit is calculated using full target benefit of 25% of final average salary.

We amended the Company’s Worldwide Executive Benefit Retirement Plan to provide for no annual accruals after April 2003 and to provide that final average salary would be the greater of (i) the participant’s highest average monthly base salary during the 36 consecutive months out of the 72-month period ending June 1, 2003 or (ii) the participant’s base salary as of June 1, 2003. In addition, we made no accruals to the Plan for our 2003, 2004 and 2005 fiscal years. Under the terms of the Company’s Worldwide Executive Benefit Retirement Plan, designated managing directors and Vice-Presidents would be entitled to receive an unfunded supplemental retirement benefit upon attainment of age 65, with a reduced benefit available as early as age 55. The supplemental benefit calculated on a single-life basis would be an annual amount equal to the named executive’s final average salary multiplied by a service percentage. The target service percentage is 25% with 1/20th accrued each year over the first 20 years of participation. The supplemental benefit was also offset by any retirement benefits provided by us and/or the local government. As of April 30, 2005, the credited years of service with accrued benefits for the Company’s named executive officers were: Paul C. Reilly, 0 years; Gary D. Burnison, 0 years; Gary C. Hourihan, 2 years and Robert H. McNabb, 0 years. None of the benefits above are subject to any deduction for Social Security or other fiscal offset amount.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes information about the Company’s equity compensation plans as of April 30, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the second column of this table)
Equity compensation plans approved by security holders
Performance Award Plan(1):	7,298,446	$12.13	4,539,906
Employee Stock Purchase Plan(2):	251,851	—	1,248,149
Equity compensation plans not approved by security holders	—	—	—
Total	7,550,297	$12.13	5,788,055

(1)	16,000,000 shares of the common stock of the Company are reserved under the Performance Award Plan.

(2)	1,500,000 shares of the common stock of the Company are reserved under the Employee Stock Purchase Plan.

Performance Graph

We have presented below a graph comparing the cumulative total stockholder return on the Company’s shares with the cumulative total stockholder return on (1) a broad equity market index and (2) a published industry index or a company-established peer group. The following graph compares the monthly percentage change in the Company’s cumulative total stockholder return with the cumulative total return of the companies in the Standard & Poor’s 500 Stock Index and a peer group constructed by us. Cumulative total return for each of the periods shown in the performance graph is measured assuming an initial investment of $100 on April 30, 1999, the date public trading of the common stock of the Company began in connection with the Company’s initial public offering, and the reinvestment of any dividends paid by any company in the peer group on the date the dividends were declared.

The peer group is comprised of publicly traded companies, which are engaged principally or in significant part in professional staffing and consulting. The returns of each company have been weighted according to their respective stock market capitalization at the beginning of each measurement period for purposes of arriving at a peer group average. The members of the old peer group are Caldwell Partners International Inc. (CWL/A CN), Heidrick & Struggles International, Inc. (HSII) and Whitehead Mann Group Plc (WHT.LN). The members of the new peer group are Caldwell Partners International, Heidrick & Struggles International, Inc., Whitehead Mann Group Plc and Hudson Highland Group, Inc. (HHGP).

The stock price performance depicted in this graph is not necessarily indicative of future price performance. This graph will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or deemed filed under those Acts.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG KORN/FERRY INTERNATIONAL, THE S & P 500 INDEX,

AN OLD PEER GROUP AND A NEW PEER GROUP

*	Assumes $100 invested on 4/30/00 in stock or index-including reinvestment of dividends. Fiscal year ending April 30.

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of three outside directors, all of whom are “independent” as defined by the applicable listing standards of the NYSE and the applicable rules of the Securities and Exchange Commission (“SEC”). The Audit Committee is governed by a written charter, as amended and restated, which has been adopted by the Board of Directors. A copy of the current Audit Committee charter is available on the Company’s website at www.kornferry.com in the Corporate Information section of the Media/Investors webpage.

Management of the Company is responsible for the preparation, presentation, and integrity of the consolidated financial statements, maintaining a system of internal controls and having appropriate accounting and financial reporting principles and policies. The independent auditors are responsible for planning and carrying out an audit of the consolidated financial statements and an audit of internal control over financial reporting in accordance with the rules of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the consolidated financial statements conformity with accounting principles generally accepted in the United States and as to internal control over financial reporting. The Audit Committee monitors and oversees these processes and is responsible for selecting and overseeing the Company’s independent auditor.

As part of the oversight process, the Audit Committee met seven times during fiscal 2005. Throughout the year, the Audit Committee met with the independent auditors, management and internal auditor, both together and separately in closed sessions. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with management and the independent auditor, the Company’s consolidated financial statements for the fiscal year ended April 30, 2005 and the quarters ended July 31, 2004, October 31, 2004 and January 31, 2005;

•	reviewed management’s representations that those consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and present fairly the results of operations and financial position of the Company;

•	discussed with the independent auditor the matters required by Statement of Auditing Standards No. 61, as amended;

•	received letters from the independent auditor required by Independence Standards Board Standard No. 1 confirming their independence;

•	considered whether the provision of non-audit services by the auditor to the Company is compatible with maintaining the auditor’s independence, and discussed with the auditor their independence.

Based on the foregoing review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Form 10-K for the fiscal year ended April 30, 2005 for filing with the SEC.

Audit Committee

Frank V. Cahouet, Chair

James E. Barlett

Kenneth Whipple

OTHER MATTERS

Certain Relationships and Related Transactions

On June 13, 2002, we entered into a Purchase Agreement with investment funds managed by Friedman Fleischer & Lowe, LLC pursuant to which we issued and sold to the Friedman Fleischer funds for an aggregate price of $50,000,000 (i) 10,000 shares of the Company’s 7.5% Convertible Series A Preferred Stock at a price of $1,000 per share, (ii) 7.5% Convertible Subordinated Notes Due 2010, in an aggregate principal amount of $40,000,000 and (iii) eight-year warrants to purchase shares of the common stock of the Company. Pursuant to the terms of these instruments, the Company was required to pay part of the dividends on the preferred stock and interest on the notes in additional preferred stock and notes. The Company is no longer required to do so. Additionally, the number of shares into which the preferred stock, notes and warrants are convertible or exercisable may be adjusted as a result of certain issuances of the common stock of the Company.

Under the terms of an Investor Rights Agreement we entered into with the Friedman Fleischer funds on June 13, 2002, we agreed to expand the number of directors on the Board from ten to twelve and to designate two persons chosen by Friedman Fleischer to serve on the Board. Friedman Fleischer designated Spencer C. Fleischer and David L. Lowe, both of whom manage the Friedman Fleischer funds, and they were appointed by us to serve on the Board in June 2002. Mr. Fleischer will not stand for re-election on the Board at this Annual Meeting. The Investor Rights Agreement is attached as an exhibit to the Company’s Form 8-K filed on June 18, 2002, and more fully describes the rights of the Friedman Fleischer funds.

According to Schedules 13D/A filed on June 30, 2004, October 6, 2004, and March 16, 2005 and a Form 144 filed June 20, 2005, the Friedman Fleischer funds sold all of its ownership, with a total of 993,817 shares of the Company’s 7.5% Convertible Series A Preferred Stock and 7.5% Convertible Subordinated Notes Due 2010 with an aggregate principal amount of $17,491,180, all of which are currently convertible into an aggregate amount of 5,150,776 shares of the Company’s common stock, to Credit Suisse First Boston International pursuant to Forward Sale Contracts entered into as of June 25, 2004, October 10, 2004, March 15, 2005 and June 13, 2005, respectively.

All of the preferred stock, the notes and the warrants are currently convertible into or may be exercised to purchase a total of 5,150,776 shares of the common stock of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act, requires the Company’s directors, officers and ten percent beneficial owners to file reports of ownership and changes in ownership of their equity securities of the Company with the SEC and to furnish the Company with copies of such reports. Based solely on a review of Forms 3 and 4 and amendments thereto furnished to the Company and the representations of reporting persons, all of the filings by the Company’s directors, officers and ten percent beneficial owners were filed on a timely basis during the 2005 fiscal year.

Annual Report to Stockholders

Enclosed with this proxy statement is the Company’s annual report for fiscal 2005, which includes the Company’s Annual Report on Form 10-K (excluding the exhibits thereto). The annual report is enclosed for the convenience of stockholders and should not be viewed as part of these proxy solicitation materials. If any person who was a beneficial owner of the common stock of the Company on July 19, 2005 desires additional information, a complete copy of the Company’s Annual Report on Form 10-K, including the exhibits thereto, will be furnished upon written request. The request should identify the requesting person as a stockholder as of July 19, 2005 and should be directed to Peter L. Dunn, Esq., Corporate Secretary and General Counsel, Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067. The Company’s Annual Report on Form 10-K, including the exhibits thereto, is also available through the SEC’s web site at http://www.sec.gov.

Submission of Stockholder Proposals for Consideration and Nominations of Persons for Election as Directors at the Annual Meeting

In order for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must give notice of such business in writing to Peter L. Dunn, Esq., Corporate Secretary and General Counsel, Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067, at least 90 and not more than 120 days prior to the anniversary of the Annual Meeting of Stockholders in the previous year.

Any stockholder interested in communicating with members of the Board or any of its committees or any of its directors may send written communications to the Board or any of the Directors to Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, Los Angeles, California 90067, Attention: Corporate Secretary. Communications received in writing are forwarded to the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business, or is similarly inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Stockholder Proposals and Nominations for Next Year’s Annual Meeting

Notice of any stockholder proposal or nomination of a person for election as director that is intended by a stockholder to be included in the Company’s proxy statement relating to the Company’s Annual Meeting of Stockholders in 2006 must be received by Peter L. Dunn, Esq., Corporate Secretary and General Counsel, Korn/Ferry International, 1900 Avenue of the Stars, Suite 2600, California 90067 by April 6, 2006.

Each notice of any stockholder proposal must comply with the Securities Exchange Act of 1934, the rules and regulations thereunder, and the Company’s Bylaws as in effect at the time of such notice.

By Order of the Board of Directors,

Peter L. Dunn
Corporate Secretary and
General Counsel

August 4, 2005

[GRAPHIC APPEARS HERE]

PROXY FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders, to be held on September 13, 2005, and the related Proxy Statement and Korn/Ferry International’s Annual Report on Form 10-K and hereby appoints Paul C. Reilly and Gary D. Burnison, and each of them the attorney(s), agent(s) and proxy(ies) of the undersigned, with full power of substitution, to vote all stock of Korn/Ferry International which the undersigned is entitled to vote, for the matters indicated on the reverse side of this proxy card in the manner designated on the reverse side, or if not indicated by the undersigned in their discretion, and to vote in their discretion with respect to such other matters (including matters incident to the conduct of the meeting) as may properly come before the meeting and all adjournments and postponements thereto.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

STOCKHOLDERS VOTE “FOR” THE PROPOSALS.

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

This Proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is given, this Proxy will be voted “FOR” the election of all nominees for election as directors and “FOR” the ratification of independent auditors.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. To elect as Class 2008 Directors: 01 Frank Cahouet, 02 Gerhard Schulmeyer, and 03 Harry You	FOR all nominees listed (except as marked to the contrary)		WITHHOLD AUTHORITY to vote for all nominees listed at left
INSTRUCTION: To withhold authority to vote for an individual nominee, check the “FOR” box and write the nominee’s name in the space provided:	☐		☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2006.	☐	☐	☐

3. To act upon any other matters that may properly come before the meeting and any adjournments or postponements thereof.

IMPORTANT PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature	Signature	Date

NOTE: (Please sign EXACTLY as name appears on this card. Joint owners should each sign. Attorney-in-fact, executors, administrators, trustees, guardians or corporation officers should give FULL title. This proxy shall be valid and may be voted regardless of the form of signature however.)

é FOLD AND DETACH HERE é